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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

            INVESCO TRUST FOR INVESTMENT GRADE NEW YORK MUNICIPALS

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Trust for Investment Grade New York Municipals (the "Fund") was held on August 26, 2015. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                              Votes     Votes
               Matters                         For     Withheld
               -------                      ---------- ---------
               (1). James T. Bunch......... 15,517,912 1,108,680
                    Bruce L. Crockett...... 15,516,486 1,110,106
                    Rodney F. Dammeyer..... 15,519,312 1,107,280
                    Jack M. Fields......... 15,516,808 1,109,784
                    Martin L. Flanagan..... 15,529,769 1,096,823

               (2). David C. Arch..........        904         0